*090204*

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske | 20180278516-90 |
| Barbara K. Cegavske Secretary of State State of Nevada | Filing Date and Time 06/21/2018 9:26 AM |
| | Entity Number E0226902010-6 |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

**(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)**

1. Name of corporation:

Premier Biomedical, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The following paragraph is added to the end of Article 8:

"Effective upon the filing of this Certificate of Amendment, the issued and outstanding shares of common stock of the Corporation shall be subject to a 1-for-250 reverse stock split..."

[Continued on the following page.]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date and time of filing: (optional) Date: 06/26/2018 Time: 12:00 AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

**Signature of Officer**

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

**CERTIFICATE OF AMENDMENT**
**to**
**ARTICLES OF INCORPORATION**
**of**
**PREMIER BIOMEDICAL INC.**

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

The undersigned hereby certifies:

1. The name of the Corporation is Premier Biomedical, Inc.

2. The articles have been amended as follows:

The following paragraph is added to the end of Article 8:

"Effective upon the filing of this Certificate of Amendment, the issued and outstanding shares of common stock of the Corporation shall be subject to a 1-for-250 reverse stock split. As a result of the reverse stock split, every two hundred fifty (250) shares of common stock issued and outstanding before the effectiveness of the split shall be exchanged for one (1) share of common stock after the split. The Corporation will not issue to any holder a fractional share of common stock on account of the reverse stock split. Rather, any fractional share of common stock resulting from such change shall be rounded upward to the nearest whole share of common stock. Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of common stock and do not represent separately bargained for consideration. Until surrendered, each certificate that immediately prior to reverse stock split represented shares of common stock shall only represent the number of whole shares of common stock into which the shares of common stock formerly represented by such certificates were combined into as a result of the reverse stock split."

3. As permitted by NRS 78.2055, the Corporation has elected in Article 8(C) of its Articles of Incorporation to not be governed by NRS 78.2055 and 78.207. Pursuant to this authority, the Corporation's board of directors has unanimously adopted a resolution to effect the reverse split above and decrease the number of issued and outstanding shares of common stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation on May 30, 2018.

William Hartman
Chief Executive Officer